Exhibit 99.1

NEWS RELEASE
RLI Corp.	9025 N. Lindbergh Drive | Peoria, IL 61615-1431
P: 309-692-1000 | F: 309-692-1068 | www.rlicorp.com

FOR IMMEDIATE RELEASE

CONTACT: John Robison

(309) 693-5846

John.robison@rlicorp.com

www.rlicorp.com

RLI appoints Kaj Ahlmann to board of directors

PEORIA, ILLINOIS, February 3, 2009, RLI Corp. (NYSE:RLI) – Insurance industry veteran Kaj Ahlmann has joined the RLI board of directors.

Ahlmann is a retired chairman, president and CEO of Employers Reinsurance Corporation, a division of GE, and currently operates his own consulting business, Six Sigma Ranch, LLC, offering advice to financial services firms, including insurance companies . He also serves as a director for the Deutsche Bank Advisory Council, Cyrus Re, the American Institute for Chartered Property Casualty Underwriters, and is a past chair of the Reinsurance Association of America. Ahlmann and his family also own and operate the Six Sigma Ranch, Vineyards and Winery in Lower Lake, California. Ahlmann holds a master’s degree in mathematical statistics from the University of Copenhagen, a bachelor of science in mathematics and a masters’s degree in actuarial science from the University of Aarhus.

“Kaj brings a wealth of insurance industry knowledge to the table,” said RLI President & CEO Jonathan E. Michael. “His insights and skills will strengthen our board, and enhance the guidance it gives to our company leaders.”

RLI is a specialty insurance company serving “niche” or underserved markets. With a diverse portfolio of property and casualty coverages and surety bonds, it has achieved an underwriting profit in 28 of the last 32 years, including the last 13. RLI and subsidiaries – RLI Insurance Company, Mt. Hawley Insurance Company and RLI Indemnity Company – are rated A+ “Superior” by A.M. Best Company and A+ “Strong” by Standard & Poor’s. RLI operates in all 50 states from office locations across the country.

For additional information, contact Treasurer John Robison at (309) 693-5846 or at john.robison@rlicorp.com or visit our website at www.rlicorp.com.

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